UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2022

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2022, Novavax, Inc. (the “Company”) completed the issuance and sale of $25.25 million aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2027 (the “Additional Notes”) to J.P. Morgan Securities LLC, Jefferies LLC and Cowen and Company, LLC, as representatives (the “Representatives”) of the several initial purchasers (the “Initial Purchasers”), pursuant to their election to purchase Additional Notes, which was exercised in full, pursuant to the purchase agreement, dated as of December 15, 2022, by and among the Company and the Initial Purchasers (the “Purchase Agreement”). The Additional Notes have the same terms and were issued pursuant to the same indenture with the Bank of New York Mellon Trust Company, N.A., as trustee, as the Company’s 5.00% Convertible Senior Notes due 2027 issued on December 20, 2022, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2022 (the “Notes Form 8-K”). The information set forth in Item 1.01 of the Notes Form 8-K is incorporated herein by reference.

The Company’s net proceeds from this offering (including the previously-announced net proceeds of approximately $142.2 million from the initial closing on December 20, 2022, as described in the Notes Form 8-K) were approximately $166.3 million, after deducting the Initial Purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. As previously announced, the Company may use the net proceeds from the offering of the Notes for general corporate purposes, including but not limited to the continued global commercial launch of Nuvaxovid™, repayment or repurchase of a portion of the $325.0 million in outstanding principal amount of its 3.75% convertible senior unsecured notes due February 1, 2023, working capital, capital expenditures, research and development expenditures, clinical trial expenditures, repayments under its supply agreements, as well as acquisitions and other strategic purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 3.02.

The Company offered and sold the Additional Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. The aggregate discount to the Initial Purchasers for the Additional Notes was approximately $0.76 million.

The Additional Notes and the shares of the Company’s common stock issuable upon conversion of the Additional Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of Company’s common stock are issued upon conversion of the Additional Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Additional Notes and any resulting issuance of shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: December 28, 2022	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary